UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2010

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations.

Item 1.01  Entry into a Material Definitive Agreement.

On November 12, 2010, Southwestern Energy Company (the “Company”) entered into an agreement for a $200 million credit facility with The Royal Bank of Scotland plc (“RBS”), as administrative agent and lender,  and Wells Fargo Bank, N.A.(“Wells Fargo”), as lender, which matures on December 30, 2010 (the “Interim Facility”).  The Company may utilize the facility for general corporate purposes other than direct repayment of the Company’s existing $1 billion revolving credit facility (as amended, the “Existing Facility”).  The amounts borrowed under the Interim Facility, if any, will be repaid using a portion of the $355.8 million of proceeds from the Company’s second quarter sale of certain oil and gas leases, wells and gathering equipment in East Texas which are restricted in their use until December 2010.

The interest rate on the Interim Facility is calculated based upon the Company's public debt rating and is currently 175 basis points over LIBOR.  The Interim Facility is guaranteed by the Company’s subsidiaries, SEECO, Inc., Southwestern Energy Production Company and Southwestern Energy Services Company.

The Interim Facility contains representations and warranties, affirmative and negative covenants and events of default, the scope of which are substantively identical to those in the Existing Facility under which RBS and Wells Fargo are also lenders.  Among other restrictions, the covenants limit the ability of the Company and its subsidiaries to incur indebtedness and liens, make certain investments and merge, consolidate or sell all or substantially all assets.  As with the Existing Facility, the financial covenants in the Interim Facility do not permit the Company to issue total debt in excess of 60% of its total capital and require that the Company maintain a specified minimum level of stockholders’ equity and a ratio of EBITDA to interest expense of 3.5 to 1 or above.

The Interim Facility includes certain prepayment and commitment reduction terms that differ from the Existing Facility.  Upon the consummation of any offering of debt securities having net proceeds in excess of $100 million, the commitment under the Interim Facility will be reduced to $100 million and the Company is required to use the net proceeds of any subsequent debt offering or any equity offering to prepay amounts outstanding under the facility.   In addition, on any date on which a Change of Control, as defined, occurs, the aggregate commitment will automatically and immediately be reduced to zero.  In the event the Interim Facility is amended or any provision thereof  is waived and a lender did not approve of such amendment or waiver, the commitment of the non-approving lender will be automatically, immediately and permanently reduced to zero, and the Company will be obligated to make a prepayment to such lender as provided in the Interim Facility.

RBS, Wells Fargo, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: November 12, 2010	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer